Exhibit 99.1

Synthetic Biologics Announces Presentation at SIOP International Society of Pediatric Oncology on New Preclinical Data Supporting Evaluation of VCN-01 and Topotecan for the Treatment of Refractory Retinoblastoma

- Preclinical results demonstrated that topotecan treatment enhanced VCN-01 oncolytic activity against retinoblastoma-

Rockville, MD, September 30, 2022 – Synthetic Biologics, Inc. (NYSE American: SYN), a diversified clinical-stage company developing therapeutics designed to treat diseases in areas of high unmet need, today announced the presentation of new data from collaborators at Fundació Sant Joan de Déu that further support evaluation of VCN-01, an oncolytic adenovirus expressing hyaluronidase, and topotecan for the treatment of refractory retinoblastoma. Preclinical results were featured in an oral presentation at the SIOP 2022 Congress of the International Society of Pediatric Oncology, being held in Barcelona, Spain from September 28-October 1, 2022.

“The exciting new data presented at SIOP demonstrate that administration of VCN-01 in combination with topotecan chemotherapy may improve VCN-01 activity against retinoblastoma, ” said Manel Cascallό, Ph.D., General Director of Synthetic Biologics’ European Subsidiary. “These results further underscore VCN-01’s therapeutic potential in chemo-refractory retinoblastoma and will inform our planned clinical study, which is expected to initiate in the second half of 2023. More broadly, these results support the development of our novel OV platform and demonstrate that VCN-01 holds tremendous promise as an adjunct to intravitreal chemotherapy in patients who fail currently available treatments. We remain encouraged by the potential of this novel combination approach to provide superior clinical benefits for devastating cancers with high unmet need.”

The oral presentation (#1380), entitled “Topotecan enhances oncolytic adenovirus infection, replication and antitumor activity in retinoblastoma,” featured Dr. Victor Burgueño, Professor at Fundació Sant Joan de Déu and lead investigator of the study. Key data and conclusions showcased in the SIOP presentation include:

•	VCN-01 treatment in combination with topotecan, but not with carboplatin or melphalan, significantly increased VCN-01 infection and replication in retinoblastoma cells (p=0.0007) in vitro.

•	In athymic mice engrafted with human retinoblastomas, topotecan administered systemically after intratumoral VCN-01 increased viral genome replication and the number of VCN-01 infected cells when compared to administration of VCN-01 alone (p = 0.0002).

•	Sequential administration of intratumoral VCN-01 followed by systemic topotecan significantly increased median ocular survival, compared to VCN-01 alone (p =0.0364).

Details on the presentation can be found below.

•	Session: (1460 - FPS 07) Retinoblastoma and Germ Cell Tumors

•	Date and Time: Friday, September 30, 2022 at 10:40 a.m. CEST

•	Location: Barcelona International Convention Center, Room 11

About Synthetic Biologics, Inc.

Synthetic Biologics, Inc. (NYSE American: SYN) is a diversified clinical-stage company developing therapeutics designed to treat diseases in areas of high unmet need. The Company advanced into oncology through the acquisition of VCN Biosciences, S.L. (VCN), who have developed a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company's lead candidates are: (1) VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent (a) microbiome damage, (b) Clostridioides difficile infection (CDI), (c) overgrowth of pathogenic organisms, (d) the emergence of antimicrobial resistance (AMR), and (e) acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients, and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Synthetic Biologics' website at www.syntheticbiologics.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements regarding the administration of VCN-01 in combination with topotecan chemotherapy improving VCN-01 activity against retinoblastoma, VCN-01’s therapeutic potential in chemo-refractory retinoblastoma, the planned clinical study in retinoblastoma initiating in the second half of 2023 and VCN-01 holding tremendous promise as an adjunct to intravitreal chemotherapy in patients who fail currently available treatments. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the ability of VCN-01 in combination with topotecan chemotherapy to improve VCN-01 activity against retinoblastoma, the ability of VCN-01 to be an effective therapeutic in chemo-refractory retinoblastoma , Synthetic Biologics' and VCN’s ability to reach clinical milestones when anticipated including initiation of a Phase 2 study in patients with metastatic pancreatic adenocarcinoma in the fourth quarter of 2022 and a clinical study in retinoblastoma in the second half of 2023 , Synthetic Biologics' ability to successfully combine and operate the business of Synthetic Biologics and VCN, Synthetic Biologics' and VCN's product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results; the ability to complete clinical trials on time and achieve the desired results and benefits, continuing clinical trial enrollment as expected; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to Synthetic Biologics' and VCN's ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of Synthetic Biologics' and VCN's products, developments by competitors that render such products obsolete or non-competitive, Synthetic Biologics' and VCN's ability to maintain license agreements, the continued maintenance and growth of Synthetic Biologics' and VCN's patent estate, the ability to continue to remain well financed, and other factors described in Synthetic Biologics' Annual Report on Form 10-K for the year ended December 31, 2021 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Synthetic Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:

Chris Calabrese

LifeSci Advisors, LLC

ccalabrese@lifesciadvisors.com

917-680-5608